EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Wachovia Corporation:

We consent to the incorporation by reference in the post-effective amendment No. 1 on Form S-8 to registration statement on Form S-4 of Wachovia Corporation of our report dated January 15, 1997, with respect to the consolidated balance sheet of Central Fidelity Banks, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Wachovia Corporation dated September 8, 1997.

                                                     KPMG Peat Marwick LLP

Richmond, Virginia
December 17, 1997

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